Exhibit 99.1

               AdStar and Tribune Company Enter Strategic Alliance

MARINA DEL REY, Calif. - March 18, 2002 - AdStar (Nasdaq: ADST, ADSTW), a leading application service provider for the classified advertising industry, today announced that it has entered into a strategic alliance that includes approximately $1.8 million in funding from Tribune Company (NYSE: TRB), one of the country's premier media companies, operating businesses in broadcasting, publishing and on the Internet, for a new series of preferred stock convertible into 1,443,457 shares of common stock.

"We are excited that Tribune has recognized the strength of our business and technology," said Leslie Bernhard, president of AdStar. "Our shareholders should be happy to know that one of the largest and most well-known media companies has strengthened its support of AdStar. We look forward to our ongoing relationship and Tribune's support as we continue to grow and develop our ad-transaction technology."

Through this strategic alliance, Adstar will provide Web-based recruitment ad sales technology to all major market Tribune newspapers, including Chicago Tribune, Los Angeles Times and Newsday. Ad agency and employer customers will be able to create, schedule and purchase print ads to run in the CareerBuilder-branded print help wanted sections, as well as place these ads on the CareerBuilder Web site, www.careerbuilder.com.

"Tribune's investment demonstrates its commitment to Adstar's technology. We expect the platform to be highly scaleable - from both an economic and technological perspective," said Tim Landon, president of Tribune Classified Services. "An integrated print and online approach makes strategic, economic and operational sense for newspapers of all sizes and, because of this, we are pursuing newspapers of all sizes to become affiliates of the CareerBuilder Network. We think both large and small newspapers will see that we have a model that is a 'win - win' for both the local newspaper and CareerBuilder."

CareerBuilder is one of the fastest growing recruitment and career-advancement sources for employers, recruiters and job seekers - in print and online. In partnership with Tribune and Knight Ridder, CareerBuilder provides job seekers exposure to more than 300,000 continuously updated jobs, representing more than 25,000 of the top employers in virtually every industry and field. Employers reach, each month, more than six million of the most qualified professionals in the job market.

The alliance will arm Tribune and CareerBuilder with easy-to-use, seamless integrated print and online products that offer tremendous efficacy and value for employers. Included in that product offering will be tools to reach both white collar and blue-collar job seekers.

Bernhard added, "Because only AdStar's technology supports multiple newspaper systems via a Web-based architecture, we are uniquely suited to support national campaigns, as well as local initiatives. This makes us an indispensable technology for media companies seeking synergies among their regional holdings. Our agreement with Tribune Company and CareerBuilder, as well as our previous agreement with Knight Ridder, places our ad transaction technology behind the Web sites of many of the largest newspapers in the country, as well as a major online job board.

"Our ASP model allows for a quick integration for our customers, while creating ongoing, transaction-based revenue for AdStar," continued Bernhard. "We estimate that AdStar will experience a dramatic increase in ad transactions from the CareerBuilder service resulting in significant revenues in 2003. These revenues will be derived from our standard pricing model which includes a monthly technology access fee plus a per ad fee. Although this is a standard
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ASP business model, AdStar is the first to successfully sell it to media groups for their newspapers."

About Tribune Company

Tribune (NYSE: TRB) is one of the country's premier media companies, operating businesses in broadcasting, publishing and on the Internet. It reaches more than 80 percent of U.S. households, and is the only media company with television stations, newspapers and Web sites in the nation's top three markets. Tribune media span 23 major-market television stations, including national superstation WGN-TV; 11 market-leading daily newspapers, including the Los Angeles Times, Chicago Tribune and Newsday; and news and information Web sites in 18 of the nation's top 30 markets.

About CareerBuilder

CareerBuilder is the recruiting source for connecting employers with the right talent and professionals with the right jobs. CareerBuilder attracts the most qualified candidates by reaching the best audiences - in print and online, locally and nationally. In partnership with Tribune Company (NYSE:TRB) and Knight-Ridder Inc. (NYSE: KRI), CareerBuilder provides the most integrated print and online recruitment solutions available in major markets throughout the United States, including CareerBuilder-branded help wanted sections reaching more than 25 million people every Sunday. With the Chicago Tribune, Los Angeles Times, Newsday, The Miami Herald, The San Jose Mercury News, and The Philadelphia Inquirer, as well as many other major metropolitan newspapers and local news and information sites throughout the country, CareerBuilder provides more local jobs than any other recruitment solution. For more information about CareerBuilder products and services, call 888.670.TEAM or visit CareerBuilder at www.careerbuilder.com.

About AdStar, Inc.

AdStar (Nasdaq: ADST, ADSTW), based in Marina del Rey, Calif., serves as an application service provider (ASP) for the $20+ billion classified advertising industry. AdStar turns publishers' Web sites into full-service classified ad sales channels for their print and online classified ad sections. Since 1986, AdStar has set the standard for remote ad entry software by giving advertisers the ability to place ads electronically with many of the largest newspapers in the United States. Today, AdStar's infrastructure, through its private label model, powers classified ad sales for more than 20 of the largest newspapers in the country and the Newspaper Association of America's bonafideclassifieds.com, where ads can be placed in more than 120 newspapers.

Forward-Looking Statements

This press release contains forward-looking statements concerning the business and products of the Company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties, including, but not limited to the following: development, shipment and market acceptance. Other risks inherent in the business of the Company are described in Securities and Exchange Commission filings, including the Company prospectus on Form SB-2. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release